Exhibit 99.1

Friday, March 11, 2011, For Immediate Release

Press Release

Heartland Express, Inc. Declares Regular Quarterly Dividend

NORTH LIBERTY, IOWA -March 11, 2011 - Heartland Express, Inc. (Nasdaq: HTLD) The Board of Directors of Heartland Express, Inc. announced today the declaration of a regular quarterly cash dividend. The $0.02 per share dividend will be paid on April 4, 2011 to shareholders of record at the close of business on March 24, 2011. A total of approximately $1.8 million will be paid on the Company's 90.7 million outstanding shares of common stock.

Heartland Express, Inc. implemented a quarterly cash dividend program in the third quarter of 2003. This is the Company's thirty-first consecutive quarterly cash dividend. With the payment of this dividend, the Company will have paid a total of $339.3 million in cash dividends, including two special dividends.

The press release may contain forward-looking statements, which are based on information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.

For further information contact
Michael J. Gerdin, President
John P. Cosaert, ExecVP; CFO
Heartland Express, Inc.
319-626-3600